Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (33-84632) of UFP Industries, Inc. of our report dated June 12, 2026, relating to the financial statements and supplemental schedule of UFP Industries, Inc. Employees’ Profit Sharing and 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2025.

\s\ BDO USA, P.C.

Grand Rapids, Michigan

June 12, 2026